UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 7, 2024

XOMA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39801	52-2154066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 Powell Street, Suite 310, Emeryville, California 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 204-7200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.0075 par value	XOMA	The Nasdaq Global Market
8.625% Series A Cumulative Perpetual Preferred Stock, par value $0.05 per share	XOMAP	The Nasdaq Global Market
Depositary Shares (each representing 1/1000th interest in a share of 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share)	XOMAO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2024, the board of directors (the “Board”) of XOMA Corporation, a Delaware corporation (the “Company”), appointed Owen Hughes, previously Interim Chief Executive Officer, to serve as the Company’s Chief Executive Officer and to continue serving as principal executive officer and a director, effective immediately.

In connection with this appointment, the Company and Mr. Hughes entered into an amendment and restatement of Mr. Hughes’ employment agreement (the “Amended and Restated Employment Agreement”), pursuant to which his annual base salary was increased to $575,000 and his initial target annual cash bonus amount was increased to 60% of his base salary, subject to the achievement of annual performance milestones to be established by the Board. Under the Amended and Restated Employment Agreement, Mr. Hughes is eligible to receive upon a termination by the Company in certain circumstances that is not within the 2 months before or the 12 months following a change in control: (i) 1.0 times his annual base salary, (ii) payment of any bonus amount earned but unpaid for the year prior to the year of termination, (iii) payment of a pro-rata portion of the target bonus that he would have earned for the year in which the termination occurs, (iv) subsidized continued health coverage for up to 12 months, and (v) 12 month outplacement services not to exceed $15,000. In addition, upon a termination by the Company in certain circumstances, occurring within the 2 months before or the 12 months following a change in control, Mr. Hughes is eligible to receive: (i) 2.0 times his annual base salary, (ii) payment of any bonus amount earned but unpaid for the year prior to the year of termination, (iii) payment of 2.0x the target bonus in effect for the year in which the termination occurs, (iv) subsidized continued health coverage for up to 24 months, (v) the immediate acceleration of 100% of his equity-based awards and (vi) 12 month outplacement services not to exceed $15,000. Pursuant to the Amended and Restated Employment Agreement, on January 9, 2024, the Company granted Mr. Hughes a target award of 275,000 performance share units that will vest upon the Company’s achievement of specified stock price performance conditions established by the Board and which are granted pursuant to, and are subject to the terms and conditions of, the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan.

There is no arrangement or understanding between Mr. Hughes and any other person pursuant to which he was appointed as an officer or director of the Company; there is no family relationship between Mr. Hughes and any of the Company’s directors or other executive officers; and Mr. Hughes is not a party to any transactions of the type that would require disclosure under Item 404(a) of Regulation S-K. In addition, the information required by Items 401(b) and (e) of Regulation S-K was previously reported on the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 4, 2023.

The foregoing summary of the terms and conditions of Mr. Hughes’ employment does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 7.01	Regulation FD Disclosure.

In connection with the foregoing, Mr. Hughes stepped down as Executive Chairman of the Board, and Jack Wyszomierski, previously the Company’s Lead Independent Director, was appointed as the Company’s Chairman of the Board, effective January 7, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: January 11, 2024	By:	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer